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                                                                  EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into by and between Thomas H. Westbrook ("YOU") and Allied Capital Corporation, a Maryland corporation (the "COMPANY") and will be effective as of June 15, 2000 (the "EFFECTIVE DATE").

         WHEREAS, you desire to continue your employment as a Managing Director of the Company; and

         WHEREAS, the Company has hired you and is willing to continue your employment based on your particular qualifications, on the condition that you shall enter into this Agreement and shall fully perform all the responsibilities and duties and strictly observe all of your obligations hereunder;

         NOW, THEREFORE, in consideration of your continued employment by the Company and the compensation to be paid by the Company to you in connection therewith and for other good and valuable consideration, you and the Company hereby agree as follows:

1.       Position and Responsibilities.

         (a) Position. The Company agrees to continue your employment as a Managing Director throughout the Term (defined below). You shall report to the Chief Executive Officer.

         (b) Responsibilities. You shall devote your full business efforts and time to the Company and perform the responsibilities assigned to you in accordance with the standards and policies that the Company may from time to time establish. You shall not render services to any other person or entity without the prior written consent of the Chief Executive Officer. The foregoing, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments that do not interfere or conflict with your responsibilities to the Company. You and the Company agree that your position is essential to the Company's success and that the highest level of performance is required from you.

2.       Term of Employment.

         (a) Basic Rule. The Company agrees to continue your employment, and you agree to remain in employment with the Company, from the Effective Date until the third anniversary of such date (the "TERM"), unless your employment terminates earlier pursuant to Section 5 below.

         (b) Renewal of Term. On the third (3rd) anniversary and on each subsequent anniversary of the Effective Date, the Term shall be renewable for additional one-year periods upon the mutual written agreement of both parties.




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3.       Compensation.

         (a) Base Compensation. You will be entitled to receive base compensation during the Term ("BASE COMPENSATION"). Your Base Compensation for the first year of the Term shall be at the annual rate of $200,000 per year and your annual Base Compensation for the remainder of the Term shall not be less than that amount. Base Compensation shall be paid in equal biweekly installments, less deductions required by law. The Chief Executive Officer will review and may adjust your Base Compensation periodically, usually annually on or about February 1st. Such review shall be in accordance with performance criteria to be determined by the Company in its sole discretion, and

         (b) Bonus Compensation. During the Term, usually on an annual basis, you shall be entitled to receive an additional cash payment (less deductions required by law) ("BONUS COMPENSATION") which shall be determined with reference to your performance in accordance with performance criteria to be determined by the Chief Executive Officer in his sole discretion for each calendar year.

         (c) Incentive Compensation. In addition to the annual cash compensation described in Sections 3(a) and

         (b) hereof, you and the Company have hereby agreed to the following incentive compensation:

                (i) The Company shall grant you during calendar year 2000 and in subsequent years as the Board in its sole discretion may decide, awards permitted to be granted under the Allied Capital Corporation Stock Option Plan (the "PLAN") (as amended effective May 9, 2000), subject to the generally applicable terms and conditions of such Plan.
                (ii) During the Term, the Company shall provide you with the remaining compensation payable under the current Formula Award and Cut-off Award as determined in accordance with the provisions applicable to the December 31, 1997 merger of the predecessor companies into Allied Capital Corporation.
                (iii) The terms and conditions of the Stock Option Plan and Agreements relative to stock options granted prior to the Effective Date shall remain effective during the Term of your employment.

(d) 2001-2003 Long-Term Retention Award. You shall be eligible for a 2001-2003 Long-Term Retention Award ("RETENTION AWARD") equal to $2,515,000 ("TOTAL AWARD"). The Total Award shall vest in four equal installments of $352,500 each on June 30th and December 31st of each year from 2001 through 2002 and two installments of $552,500 each on June 30, 2003 and December 31, 2003 ("INSTALLMENT VESTING DATES"). Each installment will be paid through the payroll system within fifteen (15) days after the vesting and subject to deductions required by law ("INSTALLMENT PAYMENT DATE"). To receive an Installment Payment under this Section 3(d) you must be actively employed on the Installment Payment Date.



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4.       Employee Benefits.

         (a) In General. During the Term, you shall be eligible to participate in the employee benefit plans and executive compensation programs that the Company may provide, including but not limited to the Company's health and dental insurance plans, deferred compensation and 401(k) plan, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any person or committee administering such plan or program. The Company reserves the right to modify or terminate these plans.

`        (b)    Split Dollar Life Insurance. During the Term, the Company will pay the premiums on split dollar life insurance in accordance with the Split Dollar Life Insurance Agreement. The Company reserves the right to modify or terminate the Split Dollar Life Insurance Agreement, except that if a Change in Control occurs during the Term, the Split Dollar Life Insurance Agreement may only be modified or terminated by mutual agreement.

         (c) Paid Holidays. You shall be entitled to take paid holidays as specified by Company policy from time to time for all of the Company's employees.

         (d) Vacation. You shall be entitled to take such vacation time as specified from time to time by Company policy. Your Base Compensation shall be paid during this vacation period.

5. Termination of Employment. Upon the effective date of termination of your employment with the Company (the "TERMINATION DATE"), you will not be eligible for further compensation, benefits or perquisites under Sections 3 and 4 of this Agreement, other than those that have already accrued. Termination of your employment may occur under any of the following circumstances:

         (a) Expiration of Term. Your employment will terminate if the Term provided for under Section 2 expires without written agreement of both parties to renew the term.

         (b) Company's Termination of Employment. The Company has the right to terminate your employment at any time, with or without Cause. For all purposes under this Agreement, ("CAUSE") shall mean:

                (i) a willful failure by you to substantially perform your duties under this Agreement, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment;

                (ii) a willful act by you, which constitutes gross misconduct or fraud and which is materially injurious to the Company;

                (iii) conviction of, or a plea of "guilty" or "no contest" to, a felony or a crime involving moral turpitude; or

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                (iv)   material breach of any duty owed to the Company,
                       including but not limited to the duty of loyalty and confidentiality.

No act, or failure to act, by you shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was lawful and in the Company's best interest. If the Company terminates your employment for any reason other than for Cause, you shall receive the Severance Payments set forth in Section 7(a) below.

         (c) Your Termination of Employment. You have the right to terminate your employment with the Company at any time, with or without cause. If you terminate your employment, you will not be entitled to any Severance Payments, unless you terminated your employment after a Change in Control as defined in
Section 6 below. You agree to provide the Company thirty (30) days prior written notice of termination. The Company may in its sole discretion select any date prior to the end of such thirty (30) day notice period as the date your employment will terminate. If you terminate your employment after a Change in Control as defined in Section 6 below, you shall receive the payments set forth in Section 7(b) below.

         (d) Death or Disability. Your employment shall be deemed to have been terminated by you upon your (i) death or (ii) inability to perform your duties under this Agreement, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve-month period ("DISABILITY"). Termination will be effective upon the occurrence of such event. If your employment ends as a result of death or Disability, you or your estate will receive the Installment Payments of the Retention Award on any Installment Payment Date that occurs within twelve (12) months of the date your employment ended under this Section 5(d).

6. Change in Control. Change in Control shall mean the occurrence of any of the following events after the Effective Date of this Agreement:

         (a)    the sale of substantially all of the Company's assets,

         (b) the acquisition, whether directly, indirectly, beneficially (within the meaning of rule 13d-3 of the 1934 Act), or of record, of securities of the Company representing twenty-five percent (25%) or more in the aggregate voting power of the Company's then-outstanding Common Stock by any "person" (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including any corporation or group of associated persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan, or

         (c) a merger or consolidation of the Company with another entity unless the Company is the surviving company in such merger or consolidation.



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7.       Severance Payments.

         (a) Termination Without Cause under Section 5(b). If during the Term the Company terminates your employment for any reason other than Cause, you shall be entitled to receive all of the payments and benefit coverage described in this Section 7(a) (the "SEVERANCE PAYMENTS"), provided that you sign a release of any and all claims in the form provided by the Company within forty-five (45) days your Termination Date. Such payments shall begin at the later of (a) the first pay period following your Termination Date or (b) ten
(10) days after you deliver a signed release to the Company. Such payments shall end on the earlier of (a) twenty-four (24) months after your Termination Date or
(b) on the one-year anniversary of the date of your death or Disability (the "CONTINUATION PERIOD"). You shall not be entitled to Severance Payments if the Company terminates your employment within twelve (12) months after a Change in Control or under any circumstances, except as provided in this Section 7(a). In the event that the Continuation Perioed ends as a result of death, the remaining payments will be made in a single sum to your estate.

                (1) Compensation. During the Continuation Period, the Company shall:

                       (A) continue to pay on a biweekly basis your Base Compensation in accordance with the rate in effect on the Termination Date, less deductions required by law;

                       (B) pay you Bonus Compensation on the same annual schedule as if you continued to be employed and such Bonus Compensation shall be equal to the greater of either

                             i) the average of your annual bonuses for the preceding three years or,
                             ii) the amount of the last annual bonus you received prior to the Termination Date.

                       less deductions required by law.

                If you become disabled during the Continuation Period, payments under this Section 7(a)(1) will be reduced by an amount equal to any group long-term disability benefits, or social security disability income benefits. You agree to notify the Company promptly of the receipt and amount of all such benefits or payments.

                (2) Retention Award. You will receive any Installment Payments under the Retention Award on any Installment Payment Date that occurs within the Continuation Period.
                (3) Other Awards. With respect to the Formula Award, Cut Off Award and awards of stock under the Stock Option Plan, the Continuation Period shall not be counted as employment for vesting purposes.


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                (4)   Employee Benefits. To the extent permitted by law and the
         applicable benefit plans, the Continuation Period shall be counted as employment with respect to the continuation of coverage and participation in the Company's 401(k) and health benefit plans.

         (b) Termination After Change in Control. If within twelve (12) months after a Change in Control that occurs during the Term you terminate your employment under 5(c) or the Company terminates your employment for any reason other than Cause under 5(b), you will not be eligible for Severance Payments under Section 7(a), but you shall be entitled to:

                            (1) Compensation. A lump sum paid within 30 days after your Termination Date that is equal to the total of:

                  (A) an amount equal to your Base Compensation for TWO (2) years in accordance with the rate in effect on the Termination Date, less deductions required by law; and

                  (B)  an amount equal to TWO (2) times the greater of either
                       1) the average of your last three annual bonuses prior to the Termination Date, or
                       2) the amount of the last annual bonus you received prior to the Termination Date, and

                  (C) an amount equal to $2,350,000 less deductions required by law, in a lump sum within 30 days after your Termination Date. You agree to use the proceeds from this payment to pay off or pay down any stock option loans within five (5) business days of receiving the payment. Any remaining stock option loan balance must be repaid within sixty (60) days of the Termination Date.

                  less deductions required by law.

                (2) Other Payments/Benefits. To the extent a vesting period is required under the relevant plans and programs, a Change In Control will result in immediate vesting of any Formula Award, Cut Off Award, or Retention Award and all such awards will be paid within thirty (30) days after your Termination Date. If amounts payable under the relevant plans and programs have been deferred in accordance with the Deferred Compensation Plan, such Awards will be distributed in accordance with the Deferred Compensation Plan.

                (3) Split Dollar Life Insurance. The Company will pay the remaining premiums owed , if any, on the policy in accordance with the Split Dollar Life Insurance Agreement.

                (4) Employee Health Benefits. If you make a timely election to continue your health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act

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         ("COBRA"), the Company will pay your COBRA premiums up to a maximum of eighteen (18) months provided your eligibility under COBRA continues. These payments will be made directly to the insurance carrier. If at any time during that period you cease to be eligible for COBRA, the Company will not continue to pay the premiums and your coverage will end.

         (c) No Mitigation. You shall not be required to mitigate the amount of any payment contemplated by this Section 7, nor shall any such payment be reduced by any earnings that you may receive from any other source, other than as described in Section 7(a)(1) regarding disability.

8.       Tax Equalization Payment.

         In addition to the amounts payable under Section 7(b) , the Company shall pay you a tax equalization payment ("TAX EQUALIZATION PAYMENT") in accordance with this Section 8. The Tax Equalization Payment shall be in an amount that when added to the other amounts payable to you under Section 7(b) will place you in the same after-tax position as if the excise tax penalty of
Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any successor statute of similar import, did not apply to any of the amounts payable under Section 7(b) including any amounts paid under this Section 8. The amount of this Tax Equalization Payment shall be determined by the Company's independent accountants and shall be remitted to the applicable United States federal, state and local tax jurisdictions.

9.       Other Obligations.

         You warrant that you are not subject to any other obligations that would conflict with or inhibit your ability to perform your duties under this Agreement. You further warrant that you have not and will not bring to the Company or use in the performance of your responsibilities at the Company any equipment, supplies, facility or trade secret information (that is not generally available to the public) of any current or former employer or organization to which you provided services, unless you have obtained written authorization for their possession and use.

10.      Confidential Information.

         You shall not disclose or use at any time, either during or after the Termination Date, any confidential information ("CONFIDENTIAL INFORMATION") (defined below) of the Company, whether patentable or not, which you learn as a result of your employment with the Company, whether or not you developed such information. Confidential Information shall include, without limitation, information regarding Allied Capital's, it customers' or its business partners' trade secrets and:

         -    any information about existing and prospective investments;

         -    financing information and sources;

         - patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;

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         -    financial information;

         -    financial projections and pro forma financial information;

         - sales and marketing strategies, plans and programs and product development information;

         - employees' and consultants' benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers;

         -    organizational structure and reporting relationships; and

         -    business plans.

Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you will not be considered Confidential Information as of the date it enters the public domain. If you are uncertain whether something is Confidential Information you should treat it as Confidential Information until you receive clarification from the Company that it is not Confidential Information. Confidential Information shall remain at all times the property of the Company. You may use or disclose Confidential Information only:

         (a) as authorized and necessary in performing your responsibilities under this Agreement during your employment with the Company; or

         (b)    with the Chief Executive Officer's prior written consent; or

         (c) in a legal proceeding between you and the Company to establish the rights of either party under this Agreement, provided that you stipulate to a protective order to prevent any unnecessary use or disclosure; or

         (d) subject to a compulsory legal process that requires disclosure of such information, provided that you have complied with the following procedures to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure.

         Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you shall provide a copy of the compulsory process and complete information regarding the circumstances under which you received it to the Company by hand delivery within twenty-four (24) hours. You will not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process ("LATEST POSSIBLE DATE"). If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the Latest Possible Date that it has initiated such procedures, you will not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn or ruled on.

         You hereby acknowledge that any breach of this Section 10 would cause the Company irreparable harm.


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11.      Non-Solicitation.

         For two (2) years from the Termination Date, you will not, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity, hire or attempt to solicit for hire, any persons who are employed by the Company within six months of the Termination Date until at least six (6) months after the person's employment with the Company ends ("COVERED EMPLOYEE"). If any Covered Employee accepts employment with any person, company, employer or other entity of which you are an officer, director, employee, partner, shareholder (other than of less than 5% of the stock in a publicly traded company) or joint venture, it will be presumed that the Covered Employee was hired in violation of this provision ("PRESUMPTION"). This Presumption may only be overcome by your showing by a preponderance of the evidence that you were not directly or indirectly involved in soliciting or encouraging the Covered Employee to leave employment with the Company. You agree to notify any person or entity to which you provide services within one year of the Termination Date of the terms of your obligations under this Section 11. The parties agree that any breach of this Section 11 will entitle the Company to injunctive relief enforcing this Section 11 and to damages equal to the greater of the actual damages proven or liquidated damages of three times the amount of the annual total compensation of any person solicited or hired in breach of this
Section 11. The parties are agreeing to liquidated damages as an option to actual damages in recognition that the Company's employees are its most valuable asset, but it is often difficult to prove the actual damages resulting from such a breach.

12.      Indemnification.

         During the Term and at all times thereafter, you shall be eligible to be indemnified by the Company in accordance with the Company's by-laws from any claims or actions based upon any acts or omissions, or alleged acts or omissions, by you which arise out of or are related to your employment with the Company. You shall be a beneficiary of any directors' and officers' liability insurance policy maintained by the Company as long as you remain an officer or director.

13.      Return of Property.

         Upon termination of your employment with the Company for any reason, you agree to immediately return to the Company all property belonging to the Company. This includes all documents and other information prepared by you or on your behalf or provided to you in connection with your duties under this Agreement, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information. You hereby warrant that you will not retain in any form any such document or other information or copies thereof. You may retain a copy of this Agreement and information describing any rights you may have after the Termination Date under any employee benefit plan.


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14.      Miscellaneous Provisions.

         (a) Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be sent by overnight delivery with acknowledgement of receipt requested, to:

                Chief Executive Officer
                Allied Capital Corporation
                1919 Pennsylvania Avenue, N.W.
                Suite 300
                Washington, D.C. 20006
                                                   cc:  Sally D. Garr, Esq.
                                                        Patton Boggs LLP
                                                        2550 M Street, N.W.
                                                        Washington, D.C. 20037

Any notice or other information to be provided to you will be sent by overnight delivery with acknowledgement of receipt requested, to:

                Thomas H. Westbrook
                8205 River Falls Drive
                Potomac, MD 20854

         (b) Dispute Resolution. You and the Company agree that any dispute between you and the Company will be finally resolved by binding arbitration in accordance with the Federal Arbitration Act ("FAA") and the laws of the state of Maryland. You and the Company agree to follow the Dispute Resolution Procedures set forth in Attachment A to this Agreement.

         (c) Nature of Agreement. This Agreement and the attachments hereto constitute the entire agreement between you and the Company and supercede all prior agreements and understandings between you and the Company, except for the Stock Option Agreement(s), the Deferred Compensation Plan Agreement(s) and the Split Dollar Life Insurance Agreement. In making this Agreement, the parties warrant that they did not rely on any representations or statements other than those contained in this Agreement. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by the Chief Executive Officer for the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Regardless of the choice of law provisions of the District of Columbia, the State of Maryland or any other jurisdiction, the parties agree that this Agreement shall be otherwise interpreted, enforced and governed by the laws of the State of Maryland. This Agreement shall be binding on the Company's successors and assigns and on you, your heirs and personal representatives. This Agreement will continue in effect until all obligations under it are fulfilled. You may not assign this Agreement, either voluntarily or involuntarily. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which

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shall remain in full force and effect and this Agreement shall be interpreted as if the unenforceable provision had not been included in it. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement. You further certify that you fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

                                            ALLIED CAPITAL CORPORATION


/s/ Thomas H. Westbrook                      By: /s/ William L. Walton
---------------------------                    --------------------------------
EMPLOYEE                                       Chief Executive Officer

Date:     3/10/03                           Date:        3/10/03
     -----------------------                     ------------------------------


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